UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 16, 2007

Calamos Asset Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51003	32-0122554
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2020 Calamos Court
Naperville, Illinois		60563
(Address of Principal Executive Offices)		(Zip Code)
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (630) 245-7200
Not Applicable
(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          Calamos Asset Management, Inc. is the sole manager of and owns approximately 22% of Calamos Holdings LLC (“Holdings”). On November 16, 2007, Holdings entered into a lease agreement as the tenant with CityGate Centre I LLC as the landlord. CityGate Centre I LLC is a subsidiary of Calamos Property Holdings LLC, which is owned by the Calamos principals (John P. Calamos, Sr., our Chairman, Chief Executive Officer and Co-Chief Investment Officer; Nick P. Calamos, our Senior Executive Vice President and Co-Chief Investment Officer; and John P. Calamos, Jr., our Senior Vice President of Portfolio Management) and Calamos family affiliates.
          Pursuant to the lease agreement, Holdings is leasing 30,833 square feet of office space in a building commonly known as 2135 CityGate Lane in Naperville, Illinois. The lease term commenced on November 16, 2007 and expires on April 30, 2015 with Holdings having two options to extend the term for five years each at a fair market rental rate. Subject to the rights of other tenants, Holdings has the option to expand the leased space between 15,000 to 20,000 square feet. Holdings also has a one time termination right that is subject to a termination payment. The base rent is $18.25 per square foot with a 2.5% annual escalation and CityGate Centre I LLC shall contribute $40 per square foot to Holding’s leasehold improvements.
          A copy of the lease agreement is attached as Exhibit 99.1 to this Current Report on Form 10-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
          99.1 Lease Agreement between Calamos Holdings LLC and CityGate Centre I LLC dated November 16, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMOS ASSET MANAGEMENT, INC.
Date: November 20, 2007	By:	/s/ Scott Craven Jones

Scott Craven Jones
Executive Vice President and Chief Administrative Officer

Exhibit Index

Exhibit Number	Description
99.1	Lease Agreement between Calamos Holdings LLC and CityGate Centre I LLC dated November 16, 2007.